Exhibit 7

Consolidated Report of Condition of

Wells Fargo Bank National Association

of 101 North Phillips Avenue, Sioux Falls, SD 57104

And Foreign and Domestic Subsidiaries,

at the close of business March 31, 2014, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts In Millions

ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$19,353
Interest-bearing balances		196,143
Securities:
Held-to-maturity securities		17,662
Available-for-sale securities		216,158
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		82
Securities purchased under agreements to resell		19,030
Loans and lease financing receivables:
Loans and leases held for sale		11,067
Loans and leases, net of unearned income	781,182
LESS: Allowance for loan and lease losses	11,761
Loans and leases, net of unearned income and allowance		769,421
Trading Assets		31,189
Premises and fixed assets (including capitalized leases)		7,485
Other real estate owned		4,015
Investments in unconsolidated subsidiaries and associated companies		718
Direct and indirect investments in real estate ventures		4
Intangible assets
Goodwill		21,549
Other intangible assets		21,474
Other assets		52,924

Total assets		$1,388,274

LIABILITIES
Deposits:
In domestic offices		$1,010,888
Noninterest-bearing	274,869
Interest-bearing	736,019
In foreign offices, Edge and Agreement subsidiaries, and IBFs		94,353
Noninterest-bearing	523
Interest-bearing	93,830
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		10,968
Securities sold under agreements to repurchase		12,270

Dollar Amounts In Millions

Trading liabilities	13,351
Other borrowed money
(includes mortgage indebtedness and obligations under capitalized leases)	59,788
Subordinated notes and debentures	19,756
Other liabilities	27,614

Total liabilities	$1,248,988

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	519
Surplus (exclude all surplus related to preferred stock)	103,054
Retained earnings	32,460
Accumulated other comprehensive income	3,098
Other equity capital components	0

Total bank equity capital	139,131
Noncontrolling (minority) interests in consolidated subsidiaries	155

Total equity capital	139,286

Total liabilities, and equity capital	$1,388,274

I, Timothy J. Sloan, EVP & CFO of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

Timothy J. Sloan

EVP & CFO

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate

Federal regulatory authority and is true and correct.

Avid Modjtabai	Directors
Michael Loughlin
John Stumpf